EXHIBIT 10.17

DIRECTOR REMUNERATION

POLICY

27/03/15

CONTENTS

1. Purpose and Basic Principles	3

2. Competent Bodies	3

3. Limit on Remuneration	3

4. Structure of Director Remuneration for the Directors’ Activity as Such	3

5. Structure of Remuneration of Executive Directors for the Performance of Executive Duties	4

6. Basic Terms of the Contracts of Executive Directors	5

7. Principle of Full Transparency	5

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document that this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

CORPORATE GOVERNANCE AND REGULATORY COMPLIANCE POLICIES

DIRECTOR REMUNERATION POLICY

The Board of Directors of IBERDROLA, S.A. (the “Company”) approves this Director Remuneration Policy in exercise of the powers granted thereto.

The Company desires to continue to focus on the ongoing improvement and full alignment of the Director Remuneration Policy with the good governance recommendations generally recognised in international markets in the area of director remuneration, adjusting them to the specific needs and circumstances of the Company and of the group of which the Company is the controlling entity, within the meaning established by law (the “Group”).

1. Purpose and Basic Principles

The Director Remuneration Policy seeks to ensure adequate remuneration in recognition of their dedication and the responsibility assumed, and in accordance with the remuneration paid on the market at comparable domestic and international companies, taking into account the long-term interest of all of the shareholders.

In particular, as far as executive directors are concerned, the guiding principle is to offer remuneration systems that make it possible to attract, retain, and motivate the most outstanding professionals in order to enable the Company and the Group to attain their strategic objectives within the increasingly competitive and internationalised context in which they operate. Accordingly, in connection with executive directors, the Director Remuneration Policy seeks to:

a)	Ensure that the remuneration, in terms of structure and total amount, is in line with best practices, as well as competitive vis-à-vis that of comparable entities at the domestic and international level, taking into account the situation of the regions in which the Group operates.

b)	Establish the remuneration, in accordance with objective standards, based on individual performance and on the achievement of the business objectives of the Company and the Group.

c)	Include a significant annual variable component tied to performance and to the achievement of specific, pre-established, quantifiable objectives in line with the corporate interest and strategic goals of the Company. The foregoing should be understood to be without prejudice to the possibility of considering other objectives, especially in the area of corporate governance and corporate social responsibility.

d)	Foster and encourage the attainment of the strategic goals of the Company through the inclusion of long-term incentives, strengthening continuity in the competitive development of the Group, of its directors, and of its management team, and generating a motivating effect that acts as a driving force to ensure the loyalty and retention of the best professionals.

e)	Set appropriate maximum limits to any short-term or long-term variable remuneration, and establish suitable mechanisms to reconsider the implementation and payment of any deferred variable remuneration when a reformulation occurs that has a negative effect on the Company’s consolidated annual accounts, including the potential total or partial cancellation of the payment of deferred variable remuneration if there is a reformulation of the annual accounts or a correction of non-financial dimensions or parameters upon which such remuneration was based.

Without prejudice to all of the foregoing, the Director Remuneration Policy shall be suitably adjusted to the prevailing economic situation and to the international context.

The Annual Director Remuneration Report is made available to the shareholders upon the call to the Annual General Shareholders’ Meeting, and will be submitted to a consultative vote thereat, as a separate item on the agenda.

2. Competent Bodies

The Board of Directors, at the proposal of the Appointments and Remuneration Committee1, is the body with authority to determine the remuneration of directors within the overall limit established in the By-Laws and in accordance with the provisions of law, except for remuneration consisting of the delivery of shares of the Company or of options thereon, or remuneration indexed to the value of the shares of the Company, which must be approved by the shareholders acting at a General Shareholders’ Meeting.

3. Limit on Remuneration

Pursuant to article 52.12 of the By-Laws, the limit on the amounts that the Company allocates annually as an expense to director remuneration, including the remuneration of the executive directors for the performance of executive duties, as well as to the funding of the fund created to honour the obligations incurred by the Company with respect to pensions, the payment of life insurance premiums, and the payment of severance to current and former directors, is two per cent of consolidated group profits obtained during the financial year, after covering legal and other mandatory reserves and the issuance to the shareholders of a dividend of at least four per cent of the share capital.

For the purpose of establishing such limit, the value of shares or options thereon or remuneration indexed to the listing price of the shares shall not be calculated, which remuneration shall in all cases require the approval of the shareholders at a General Shareholders’ Meeting.

4. Structure of Director Remuneration for the Directors’ Activity as Such

The remuneration to which directors are entitled for serving as such is structured in accordance with the following standards within the framework of legal and by-law provisions:

a)	Fixed Amount

1	On 25 March 2015, the Board of Directors resolved to split the Appointments and Remuneration Committee, vesting the power to set director remuneration within the Remuneration Committee.
2	After the bylaw amendment approved by the shareholders at the Company’s General Shareholders’ Meeting of 27 March 2015, this reference should be understood as being made to article 48.1 of the By-Laws.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document that this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

CORPORATE GOVERNANCE AND REGULATORY COMPLIANCE POLICIES

Directors receive a fixed annual amount that is commensurate with market standards, in keeping with the positions they hold on the Board of Directors and in the committees on which they sit, always taking into account the limit on director remuneration set forth in section 3 above.

b)	Attendance Fees

Directors are entitled to payment of certain amounts as attendance fees, whether for attendance at meetings of the Board of Directors or at meetings of the committees on which they sit.

c)	Coverage of Risk Benefits

The Company pays the premiums under insurance policies that it has taken with certain insurance companies for the coverage of the death or disability of directors caused by accidents, and the Company itself assumes coverage of benefits for the death or disability of directors due to natural causes. Furthermore, the Company pays the premiums under insurance policies providing coverage against civil liability deriving from holding the office of director.

d)	Severance Compensation

In the event that an external non-proprietary director withdraws from office prior to the expiration of the term to which such director was appointed, and provided that such withdrawal from office is not the consequence of a breach attributable thereto or exclusively due to the director’s own decision to withdraw, the Company shall make a severance payment to such director, subject to the director’s obligation during the remainder of the director’s term in office (with a maximum of two years) not to hold office in management decision-making bodies of companies within the energy industry or of other competitor companies and not to participate, in any other manner, in the management thereof or in the provision of advice thereto.

The amount of the compensation shall be equal to 90% of the fixed amount that the director would have received for the remainder of the director’s term (considering that the annual fixed amount that the director receives at the time of withdrawal is maintained), with a maximum equal to two times 90% of such annual fixed amount.

5. Structure of Remuneration of Executive Directors for the Performance of Executive Duties

The remuneration that executive directors are entitled to receive for the performance of executive duties at the Company (i.e. other than the duties inherent in their status as members of the Board of Directors) is structured as follows:

a)	Fixed Remuneration

This portion of the remuneration shall be in line with the remuneration paid in the market by companies with comparable capitalisation, size, ownership structure, and international scope.

Under ordinary circumstances, it should not represent a percentage greater than 50% of the theoretical maximum annual remuneration to be received.

b)	Variable Remuneration

(i)	Short-term Variable Remuneration:

A portion of the remuneration of executive directors is variable, in order to strengthen their commitment to the Company and to promote a better performance of their duties.

This variable remuneration shall be tied, for the most part, to the achievement of specific and pre-established objectives that are quantifiable and aligned with the corporate interest and with the strategic goals of the Company. Weight will also be given to goals in the area of corporate governance and corporate social responsibility, as well as the individual performance of the executive directors. The Appointments and Remuneration Committee3 will assess the achievement of objectives as well as performance. The committee may seek the advice of independent professionals. The proposal thereof shall be submitted to the Board of Directors for approval.

(ii)	Medium-term and Long-term Variable Remuneration:

The Company also contemplates the implementation of incentive systems tied for the most part to the Company’s performance with respect to certain specific and pre-established economic/financial, industrial, and operational goals that are quantifiable and aligned with the strategic objectives pursued by the Company and the Group, in order to promote the retention and motivation of the executive directors and the creation of long-term value. Weight will also be given to goals in the area of corporate governance and corporate social responsibility, as well as the individual performance of the executive directors. The Appointments and Remuneration Committee4 will evaluate performance and determine compliance with pre-established parameters. The committee may seek the advice of independent professionals. The proposal thereof shall be submitted to the Board of Directors for approval.

These systems may include the delivery of Company shares or options thereon or remuneration rights linked to the value thereof, when so resolved by the shareholders acting at a General Shareholders’ Meeting at the proposal of the Board of Directors, after a report from the Appointments and Remuneration Committee4.

3	See footnote 1 above.
4	See footnote 1 above

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document that this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

CORPORATE GOVERNANCE AND REGULATORY COMPLIANCE POLICIES

The timeframe to be used for guidance purposes in medium- and long-term remuneration programmes shall be three years, and in the case of systems linked to shares of the Company, they shall be submitted to the shareholders at a General Shareholders’ Meeting for approval as provided by law. Appropriate minimum holding periods may be established in respect of a portion of the shares received. If there is a reformulation of the annual accounts or a correction of non-financial dimensions or parameters upon which such remuneration was based, the Board of Directors shall evaluate whether it is appropriate to totally or partially cancel payment of the deferred variable remuneration.

(iii)	Neutrality:

Variable remuneration of any kind may not be based merely on the general performance of the markets, of the industry in which the Company operates, or on other similar circumstances.

c)	Benefits

The remuneration system for executive directors is supplemented by appropriate life insurance and social security benefits, in line with practice in the market by companies with comparable capitalisation, size, ownership structure and international scope.

d)	Severance Clauses

Since the end of the 1990s, the executive directors, as well as a group of senior officers, have the right to receive severance compensation in the event of termination of their relationship with the Company, provided that such termination is not the consequence of a breach attributable thereto or to the sole decision thereof. In the case of the chairman & chief executive officer, he is currently entitled to three times annual salary. Since 2011, a severance limit of two times annual salary applies to new contracts with executive directors.

6. Basic Terms of the Contracts of Executive Directors

The Board of Directors establishes the remuneration payable to executive directors for the performance of their executive duties and the other basic terms that must be set forth in their contracts. Such terms are the following:

a)	Indefinite Duration

The contracts with executive directors of the Company are of indefinite duration, and financial compensation is contemplated therein in the event of termination of the contractual relationship with the Company, provided that such termination does not occur exclusively due to the decision of the executive directors to withdraw or as a result of a breach of their duties.

b)	Applicable Legal Provisions

The contracts with executive directors are governed by the legal provisions applicable in each case.

c)	Compliance with the Company’s Corporate Governance System

Executive directors have the duty to strictly observe the rules and provisions contained in the Company’s Corporate Governance System, to the extent applicable thereto.

d)	Non-competition

The contracts with executive directors in all cases establish a duty not to compete with respect to companies and activities that are similar in nature during the term of their relationship with the Company and for a two-year period of time thereafter. As consideration for such commitments, the executive directors are entitled severance equal to the remuneration for such period.

e)	Confidentiality and Return of Documents

There is a rigorous duty of confidentiality both during the term of the contracts and after the relationship has terminated. In addition, upon termination of their relationship with the Company, the executive directors must return to the Company any documents and items in their possession relating to the activities carried out thereby.

7. Principle of Full Transparency

The Board of Directors of the Company assumes the commitment to enforce the principle of the fullest transparency of all the items of remuneration received by all directors, providing clear and adequate information as much in advance as required and in line with the good governance recommendations generally recognised in international markets in the area of director remuneration.

For such purpose, the Board of Directors establishes this Director Remuneration Policy and ensures the transparency of director remuneration by including in the Company’s report a detailed breakdown, according to positions and status, of all remuneration received by the directors, whether as such, in their capacity as executives, if applicable, or in any other capacity, and whether such remuneration has been paid by the Company or by other companies of the Group.

In addition, the Board of Directors prepares the Annual Director Remuneration Report on an annual basis, which is made available to the shareholders upon the call to the Annual General Shareholders’ Meeting and is submitted to a consultative vote, as a separate item on the agenda.

This Director Remuneration Policy was initially approved by the Board of Directors on 18 December 2007 and was last amended on 17 February 2015, and was approved at the Company’s General Shareholders’ Meeting held on 27 March 2015 pursuant to the transitory provision of Law 31/2014, of 3 December, modifying the Companies Act to improve corporate governance.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document that this translation is intended to reflect, the text of the original Spanish-language document shall prevail.